Exhibit 3.2

Articles of Amendment to the
Amended and Restated Articles of Incorporation of
Limestone Bancorp, Inc.

Pursuant to the provisions of KRS 271B.6-020, the undersigned corporation executes these Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:  The name of the corporation is Limestone Bancorp, Inc.

SECOND: The designations of the series of the corporation’s cumulative preferred stock that are subject to this amendment are as follows:

“Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E,”  which series was designated by Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Office of the Secretary of State of the Commonwealth of Kentucky on December 5, 2014.

“Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F,” which series was designated by Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Office of the Secretary of State of the Commonwealth of Kentucky on December 5, 2014.

THIRD: The text of the amendment changing the Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E is as follows:  The designation of, and all references to, the Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E hereby are eliminated from the Amended and Restated Articles of Incorporation of the corporation.

FOURTH:  The text of the amendment changing the Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F is as follows:  The designation of, and all references to, the Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F hereby are eliminated from the Amended and Restated Articles of Incorporation of the corporation.

FIFTH:  Each of the foregoing amendments was adopted by the Board of Directors effective June 19, 2019.

SIXTH:  Each of the foregoing amendments was duly adopted by the Board of Directors of the corporation.

IN WITNESS WHEREOF, Limestone Bancorp, Inc. has caused these Articles of Amendment to be executed on this 19th day of June, 2019.

LIMESTONE BANCORP, INC.

By:	/s/ John T. Taylor
John T. Taylor,
President and Chief Executive Officer

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